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WORLDTALK COMMUNICATIONS CORPORATION                                EXHIBIT 10.2

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** Confidential treatment has been requested with respect to certain portions of this exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.


                        EMPLOYMENT TERMINATION AGREEMENT

         This Employment Termination Agreement ("Agreement") is made and entered into by and between Sathvik Krisnamurthy (hereinafter referred to as "Mr. Krishnamurthy") and Worldtalk Communications Corporation (including other subsidiaries or affiliated entities, hereinafter referred to as "Worldtalk") as of June 29, 1998.

         A. Mr. Krishnamurthy is employed at Worldtalk and has tendered, and Worldtalk has accepted, his resignation as an officer and employee of Worldtalk effective April 30, 1998 (the "Effective Date").

         B. On the terms and subject to the conditions described in this Agreement, Mr. Krishnamurthy and Worldtalk now desire to engage Mr. Krishnamurthy's services as an advisor during the six-month period following the Effective Date and [**].

         Now, Therefore, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

         1.       Options.

                  1.1   Mr.    Krishnamurthy   holds   the   following   options
(collectively, the "Options"). Both parties acknowledge that the Options are the only options or other rights to acquire from Worldtalk any security of Worldtalk that are held by Mr. Krishnamurthy.

                                                             Shares              Shares                [**]
                        Number of        Exercise         Purchased as         Exerciable
   Grant Date            Shares            Price           of 4/20/98           4/30/98
-----------------     --------------    ------------     ---------------    -----------------   -------------------
 10/25/94                   5,900           $0.20             4,275                1,625
 3/28/95                    8,171            0.20             3,000                3,128
 12/6/95                   12,500            1.00                 0                7,031
 1/24/96                    1,562            6.00                 0                1,562
                            3,438            3.75                 0                  938
 2/7/96                       625            8.00                 0                  625
                            1,875            3.75                 0                  468
 4/28/97                   60,000            3.75                 0               26,250
 4/28/97                   25,000            3.75                 0                9,375
-------------------------------------------------------------------------------------------------------------------

                  1.2 In consideration for the agreements of Mr. Krishnamurthy that are set forth herein and, [**], the [**] Options in the table above (the "[**] Options") [**]. The total number of shares purchasable by Mr. Krishnamurthy [**] is set forth in the right-hand column of the table above.

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


                  1.3 Mr. Krishnamurthy hereby exercises the [**] Options and [**], the proceeds of which will be used to pay the exercise price and any tax withholding obligation of Mr. Krishnamurthy, with the remainder delivered to Mr. Krishnamurthy. [**] Mr. Krishnamurthy hereby appoints Todd Hagen and Bernard Harguindeguy, and each of them with full authority to act without the other, as Mr. Krishnamurthy's attorneys-in-fact to execute and deliver any documents or instruments necessary to complete such sale.

                  1.4 Each Option (other than the [**] Options) shall be exercised by Mr. Krishnamurthy, if at all, within the times and in the manner specified in the Option grant forms evidencing such Option as modified herein.

         2.       Employment Compensation.

                  2.1 Mr. Krishnamurthy confirms and acknowledges that he has received payment for all salary, commissions, bonuses, accrued but unused vacation and compensation in any other form that is currently due and payable to him by Worldtalk in connection with his employment as of the date of this Agreement. Mr. Krishnamurthy's salary and other compensation as an officer and employee terminated when his employment terminated on the Effective Date.

                  2.2 Worldtalk has an obligation to make available to Mr. Krishnamurthy any medical or disability insurance coverage under policies Worldtalk carries for its employees generally, as required by the Consolidated Omnibus Budget Reconciliation Act (commonly known as "COBRA"). Mr. Krishnamurthy has informed Worldtalk that he does not require any such insurance coverage after the Effective Date.

                  2.3 Except for the payment described in Section 5 below, Mr. Krishnamurthy agrees that he has no claim for any salary, vacation, bonus or similar payment relating to his employment with Worldtalk.

         3. Services as an Advisor. Commencing on the Effective Date, Mr. Krishnamurthy has held himself, and will hold himself, available to provide advisory services to Worldtalk until the close of business on October 30, 1998 (the "Advisory Period"). Services are to be provided during the Advisory Period, upon the request of Worldtalk's President, for no more than eight hours per week (any period shorter than one week to include a proportionate number of hours) at such times and places as are mutually convenient to Mr. Krishnamurthy and Worldtalk. However, Mr. Krishnamurthy's services will be performed at times and places that do not reasonably conflict with Mr. Krishnamurthy's responsibilities to his then current employer. Mr. Krishnamurthy's duties as an advisor will be to perform financial services and to help transition knowledge concerning Worldtalk's sales and marketing status and systems directly to management and to other members of Worldtalk's sales and marketing departments.

                  3.1 Mr. Krishnamurthy acknowledges that his services as an advisor are being provided as an independent contractor and that he will not be deemed an employee or agent of Worldtalk or have the power to bind Worldtalk to any contract or agreement. Mr. Krishnamurthy will be accorded the customary and usual independence associated with such status and will be responsible for payment of all income, social security or other payroll taxes incurred in connection with payments to Mr. Krishnamurthy as a result of this services arrangement.

                  3.2 In return for Mr. Krishnamurthy's availability and requested services during the Advisory Period, Worldtalk will pay to Mr. Krishnamurthy [**] for each hour per week actually worked by Mr. Krishnamurthy (any such hours to be expressly preapproved by Worldtalk's President prior to being worked). All amounts are to be paid, as earned during the Advisory Period, on the 15th day of each month for hours worked during the previous month.

         4. Return of Worldtalk Property. Mr. Krishnamurthy has returned to Worldtalk all files, memoranda, records (and copies thereof), credit cards and other physical or personal property that Mr. Krishnamurthy has received from Worldtalk and that are the property of Worldtalk. Any such property received by Mr. Krishnamurthy during the Advisory Period will be returned to Worldtalk upon expiration or termination of such period.

         5.       [**]

         6. Confidentiality. The Proprietary Rights and Confidentiality Agreement entered into by Mr. Krishnamurthy in favor of Worldtalk will remain in full force and effect after the Effective Date and will not be modified or terminated by this Agreement.

         7. General Provisions. The parties represent and acknowledge that they have carefully read and fully understand all of the provisions of this Agreement, which sets forth the entire agreement between the parties. Except as set forth above, this Agreement supersedes any and all prior agreements or understandings between the parties and all corporate policies, practices or procedures pertaining to the subject matter of this Agreement. If any provision of this Agreement is unenforceable for any reason, it shall be interpreted, to the extent possible to enhance its enforceability in order to achieve the intent of the parties and, if not possible, the provision shall be stricken from this Agreement. The invalidity or unenforceability of any provision of this Agreement as applied to certain circumstances, shall not effect the validity or enforceability of such provision as applied to other circumstances or any other provision of this Agreement. In any action arising out of, or relating to this Agreement, the prevailing party shall be entitled to recover all costs and attorneys' fees incurred therein.


                                             WORLDTALK COMMUNICATIONS
                                              CORPORATION

/s/ SATHVIK KRISHNAMURTHY                            By: /S/ Todd Hagen
----------------------------                             --------------------
SATHVIK KRISHNAMURTHY                        Todd Hagen, Chief Financial Officer

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